Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Media – Kim Link 314/994-2936
Investors – Deck Slone 314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal and Great Northern Properties Enter into Montana Coal
Lease on Otter Creek Reserves
     ST. LOUIS (November 12, 2009) – Arch Coal, Inc. (NYSE:ACI) and Great Northern Properties Limited Partnership (GNP) announced today that they have signed a coal lease comprising all of GNP’s coal resources in the Otter Creek Tracts located in southeastern Montana. The coal lease will give Arch the right to mine approximately 9,600 acres of GNP-owned minerals that encompass approximately 731 million tons of high-quality, low-cost sub-bituminous coal reserves. As consideration for entering into the lease, GNP will receive a front-end bonus of $0.10 per ton, or $73.1 million, which will be payable in equal annual installments over a five-year period.
     “The lease of GNP’s Otter Creek reserves provides an attractive future growth opportunity for Arch to build a significant position in the Northern Powder River Basin coal region,” said Steven F. Leer, Arch’s chairman and chief executive officer. “We believe future development of these Montana coal reserves will help competitively serve the northern U.S. power generation market, provide Arch with an additional supply source to export into the fast growing Pacific Rim coal market or possibly house the site of a future coal-conversion facility. Investing in these low ratio reserves now will give us a future cost advantage in the domestic and international energy markets.”
     “We are pleased to have Arch, a world-class coal company, develop some of GNP’s most significant reserves,” said Corbin J. Robertson, Jr., chairman and chief executive officer of GNP.
     The 731 million tons of low-ratio, sub-bituminous coal reserves, which are low in sulfur dioxide content, are located in the Ashland coalfield southeast of Billings, Mont. These reserves would support the future development of a large-scale, dragline-operated surface coal mine.
     The consummation of the Arch-GNP Otter Creek Coal Lease comes on the eve of the State of Montana potentially putting its interests in the Otter Creek coal reserves up for lease as well. The state’s ownership comprises about one-half of the Otter Creek area – with GNP and the state owning their respective interests in a checkerboard pattern.
     St. Louis-based Arch Coal is the second largest U.S. coal producer. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.

     Houston-based Great Northern Properties is a privately owned land management company with its lands and minerals largely concentrated in Montana and North Dakota. Formed in 1991 by the Robertson family and American Bailey Mining Limited Partnership to acquire these lands from Burlington Northern Railroad, GNP is the largest private owner of coal reserves in the United States.
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Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.